Exhibit 10.24

DIAMOND OFFSHORE DRILLING, INC.

EXECUTIVE PERFORMANCE-VESTING

RESTRICTED STOCK UNIT AWARD AGREEMENT

This EXECUTIVE PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of January 15, 2024 (the “Grant Date”) between Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), and is made pursuant to the terms of the Company’s 2021 Long-Term Stock Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1.
Restricted Stock Units. The Company hereby issues to the Participant, as of the Grant Date, [•] restricted stock units (the “RSUs”), representing the target number of RSUs eligible to vest under this Agreement (such amount, the “Target RSU Amount”), subject to such vesting, transfer and other restrictions and conditions as set forth in this Agreement (the “Award”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.
Section 2.
Issuance of Shares subject to RSUs.
(a)
Performance Metric. The RSUs shall be eligible to vest based on the Company’s level of achievement of the Performance Metric set forth on the Performance Matrix attached hereto as Annex A (the “Performance Matrix”), subject to the terms set forth therein and herein.
(b)
Calculation of Shares to be Issued. No later than 60 days following the end of the Performance Period (as defined in the Performance Matrix), the Company shall certify the Company’s level of achievement of the Performance Metric (such actual date of certification, the “Certification Date”). Upon the Certification Date, the applicable portion of the Target RSU Amount determined by the Payout Percentage (as defined in the Performance Matrix) as a percentage of the Target RSU Amount shall be calculated and shall vest, subject to the Participant’s continuous service or employment with the Company and its Affiliates (“Service”) through the last day of the Performance Period (except as otherwise set forth herein). On the Certification Date, any RSUs which have not vested in accordance with the immediately preceding sentence shall immediately be forfeited and cancelled, and the Participant shall not be entitled to any compensation or other amount with respect thereto.
(c)
Termination of Service. Except as otherwise set forth herein, upon the occurrence of a termination of the Participant’s Service for any reason prior to or on the last day of the Performance Period, all of the RSUs shall immediately terminate without consideration. Notwithstanding the foregoing, if the Participant experiences a Qualifying Termination (as defined below) prior to or on the last day of the Performance Period, subject to the Participant executing a release of claims satisfactory to the Company, (i) the condition in Section 2(b) that the Participant

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be in Service through the last day of the Performance Period shall be waived and (ii) a portion of RSUs shall remain eligible to vest in accordance with Section 2(a) (such portion of RSUs that remain eligible to vest in accordance with Section 2(a) shall be determined by multiplying the Target RSU Amount by a fraction, the numerator of which is the number of days Participant was in Service during the Performance Period and the denominator of which is the total number of days in the Performance Period).

For purposes hereof, unless otherwise determined by the Committee, a “Qualifying Termination” means the termination of the Participant’s Service (i) by the Company without Cause, (ii) by the Participant for Good Reason, or (iii) by reason of the Participant’s death or Disability (as defined below).

For purposes hereof, “Disability” means the Participant’s inability to perform the essential duties, responsibilities and functions of the Participant’s position with the Company for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its reasonable good faith judgment; provided that if any such Disability would not be a “disability” within the meaning of Code Section 409A, no payment shall be made hereunder as a result of any such Disability that would be deferred compensation for purposes of Code Section 409A. The Participant shall cooperate in all respects with the Company if a question arises as to whether the Participant has become disabled (including submitting to reasonable examinations by one or more medical doctors and other health care specialists and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

(d)
Change in Control.
(i)
In connection with a Change in Control in which the Award is continued, assumed or replaced with an economically equivalent equity-based award that contains substantially comparable terms and conditions (including vesting) as set forth in this Agreement (such continued, assumed or replaced award, a “Rollover Award”), the Rollover Award shall vest in accordance with Section 2(a) (subject to equitable adjustable to account for such Change in Control). Notwithstanding anything herein to the contrary, in the case of a Rollover Award, upon the occurrence of a Qualifying Termination during the 12-month period following such Change in Control, subject to the Participant executing a release of claims satisfactory to the Company, such Rollover Award shall vest and become non-forfeitable with respect to the Target RSU Amount (subject to equitable adjustable to account for such Change in Control).
(ii)
Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control in which the Award does not become a Rollover Award, (a) the Performance Period shall terminate upon the consummation of the Change in Control and (b) the RSUs shall vest and become non-forfeitable with respect to the Target RSU Amount.
Section 3.
Settlement. The Company shall issue and deliver to Participant the number of Shares equal to the number of vested and non-forfeitable RSUs no later than 30 days following the Certification Date. Notwithstanding anything to the contrary in this Agreement, the

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Company reserves the right, at its sole discretion, to settle any vested RSU by cash payment in lieu of Shares. If the Company elects to settle any RSU in cash, the amount of cash to be paid by the Company in settlement shall be determined by multiplying (a) the number of vested RSUs to be settled in cash by (b) the Fair Market Value of a Share, less any withholding pursuant to Section 13(e) of the Plan.
Section 4.
Restrictions on Transfer. No RSUs (nor any interest therein) may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance.
Section 5.
Investment Representation. The Participant is acquiring the RSUs for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). No Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. The Participant understands and agrees that the RSUs may not be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws. Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.
Section 6.
Adjustments. The Award granted hereunder shall be subject to adjustment as provided in Section 4(b) of the Plan.
Section 7.
No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service with the Company or any Affiliate.
Section 8.
Tax Withholding. The Award shall be subject to tax and/or other withholding in accordance with Section 13(e) of the Plan.
Section 9.
No Rights as a Stockholder; Dividends. The Participant shall not have any privileges of a stockholder of the Company with respect to any RSUs, including without limitation any right to vote any Shares underlying such RSUs or to receive dividends or other distributions in respect thereof, unless and until Shares underlying the RSUs are delivered to the Participant in accordance with Section 3 hereof. Notwithstanding the foregoing, if the Company declares any dividend the record date of which occurs while the RSUs are outstanding (i.e., have

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not been settled pursuant to Section 3), the Participant shall be credited a dividend equivalent in an amount and form equal to the dividend that would have been paid on the Shares underlying such outstanding RSUs had such Shares been outstanding on such record date. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying RSU with respect to which they accrue, and shall vest only if the underlying RSU vests, and will be forfeited if the underlying RSU is forfeited. Any such dividend equivalents shall be settled and paid to the Participant at the same time as the underlying RSUs are settled in accordance with Section 3 hereof. For the avoidance of doubt, all dividend equivalents shall be terminated on the date the underlying RSU is settled under Section 3 hereof.
Section 10.
Clawback. The RSUs granted hereunder, and the Shares issued in respect of the RSUs granted hereunder, shall be subject to Section 13(f) of the Plan, the Officer Clawback Policy, the Incentive Compensation Recoupment Policy and any other applicable policy implemented or adopted by the Company, in accordance with such terms.
Section 11.
Amendment and Termination. Subject to the terms of the Plan, any amendment to this Agreement shall be in writing and signed by the parties hereto. Notwithstanding the immediately-preceding sentence, subject to the terms of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement and/or the Award; provided, that subject to the terms of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially impair the rights of the Participant or any holder or beneficiary of the Award shall not be effective without the written consent of the Participant, holder or beneficiary.
Section 12.
Construction. The Award granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, this Agreement will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 13.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.
Section 14.
Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company, its related entities, and the Participant’s employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company and details of all awards, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company

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and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of RSUs or Shares on the Participant’s behalf to a broker or to any other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to the Award or otherwise).
Section 15.
Electronic Acceptance. This Agreement may be accepted by the Participant either manually by signing this Agreement below or by means of a Company-approved electronic acceptance process. The Participant understands and agrees that electronic acceptance of this Agreement by the Participant has the same legal effect as a manual signature of this Agreement by the Participant. By accepting this Agreement by such electronic means as the Company or its vendor may provide, the Participant shall be deemed to have accepted and agreed to the terms and conditions of this Agreement.
Section 16.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 17.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 18.
Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code. The RSUs granted hereunder shall be subject to the provisions of Section 14 of the Plan.
Section 19.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

DIAMOND OFFSHORE DRILLING, INC.

By:

Name:

Title:

PARTICIPANT

__________________________________________

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Annex A

Performance Matrix

Section 20.
Performance Metric. The “Performance Metric” applicable to the Award shall be (a) the absolute TSR (as defined below) of the Company and (b) the Company’s relative TSR, which measures the percentile ranking of the Company’s TSR as compared to the TSR of each member of the Comparison Group (as defined below), determined as follows (the “Payout Percentage”):

		Relative TSR Percentile Ranking
		<25th Percentile	25th Percentile	50th Percentile	≥75th Percentile
Absolute TSR	20%	75%	100%	150%	200%
	15%	50%	75%	125%	175%
	10%	0%	50%	100%	150%
	7.5%	0%	25%	75%	100%
	<7.5%	0%	0%	50%	75%
Note: Points in between each level will be calculated using straight-line interpolation

“Performance Period” shall be January 15, 2024 through January 14, 2027.

“TSR” means the total shareholder return measured over the Performance Period.

Section 21.
Determination of TSR: TSR for the Company and each other entity in the Comparison Group shall be determined in accordance with the following formula (expressed as a percentage):

TSR= (A*B)C-1

where:

“A” represents the Ending Price.

“B” represents the Reinvestment Factor.

“C” represents the Starting Price.

For purposes of determining TSR:

“Starting Price” means the volume-weighted average price of one share of common stock on the applicable stock exchange during the 30 trading days immediately preceding the first day of the Performance Period. The Starting Price for a Share is $[•].

“Ending Price” means the volume-weighted average price of one share of common stock on the applicable stock exchange during the 30 trading days immediately preceding and including the last day of the Performance Period; provided, that in the case of a Change in Control, the Ending Price for the Company shall be the fair market value of a Share immediately prior to the Change in Control, and the Ending Price for all other companies in the Comparison Group shall be the volume-weighted average price of one share of common stock on the applicable stock exchange during the 30 trading days immediately preceding the date of the Change in Control.

“Reinvestment Factor” means the Share Count at the end of the Performance Period.

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“Share Count” equals one share of common stock of the applicable entity on the first day of the Performance Period, which is adjusted cumulatively for any dividends declared over the Performance Period, in accordance with the following formula:

F=G+(G* HIJ )

where:

“F” represents the new Share Count following adjustment to account for the applicable dividend.

“G” represents the Current Share Count.

“H” represents the aggregate dollar value of the declared dividend.

“I” represents the aggregate number of shares of common stock outstanding participating in the dividend, including equity-based awards that are entitled to dividends or dividend equivalents.

“J” represents the closing price of one share of common stock of the applicable entity on the dividend payment date.

“Current Share Count” means the Share Count before each dividend adjustment, if any.

Section 22.
Determination of Absolute TSR. The percentage of the Target RSU Amount that will be eligible to vest based on absolute TSR shall be determined as set forth in the table in Section 1 of this Annex A based on the Company’s TSR percentage calculated in accordance with Section 2 of this Annex A.
Section 23.
Determination of Relative TSR. The percentage of the Target RSU Amount that will be eligible to vest based on relative TSR shall be determined as set forth in the table in Section 1 of this Annex A based on the Company’s relative TSR, measured as follows:
(a)
Rank. The Company’s rank shall be determined by the Company’s position within the ranking of each entity in the Comparison Group (including the Company) in descending order based on their respective TSRs (with the highest TSR having a rank of one). For purposes of developing the ordering provided in the immediately-preceding sentence, (i) any entity that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest rank of any entity in the Comparison Group and (ii) any entity that is acquired during the Performance Period, or otherwise no longer listed on a national securities exchange at the end of the Performance Period (other than the Company), shall be removed from the Comparison Group and shall be excluded for purposes of ordering the entities in the Comparison Group (and for purposes of calculating the Company’s percentile).
(b)
Percentile. After determining the Company’s rank, the Company’s “percentile” will be calculated as follows:

P=1-R-1N-1

where:

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“P” represents the percentile which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the total number of entities in the Comparison Group (including the Company, but after removal of any entities in accordance with the calculation of the rank).

“R” represents Company’s rank (as determined above).

Section 24.
Comparison Group. In addition to the Company, the “Comparison Group” shall be comprised of the following companies (subject to adjustment as set forth in Section 4(a) of this Annex A):

Company Name
Dril-Quip, Inc.
Forum Energy Technologies, Inc.
Helix Energy Solutions Group, Inc.
Helmerich & Payne, Inc.
National Energy Services Reunited Corp.
Newpark Resources, Inc.
Noble Corporation Plc
Oil States International, Inc.
Patterson-UTI Energy, Inc.
Precision Drilling Corporation
ProPetro Holding Corp.
RPC, Inc.
Seadrill Limited
Transocean Ltd.
Valaris Limited

The Committee shall be permitted to adjust or modify the Comparison Group and calculations set forth above as it deems appropriate, including pursuant to any adjustments under Sections 4(b) and 11(c) of the Plan.

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Performance Matrix Illustration

Below is an example of how the TSR of an entity would be determined in accordance with this Performance Matrix.

Assumptions:

Starting Price: $10

Ending Price: $20

Number of shares outstanding prior to any dividend: 100

Number of RSUs outstanding prior to any dividend: 10

Dividend declared of $1 for each outstanding share and RSU (in the form of dividend equivalents)

Closing price of one share on dividend payment date: $9 (assumes no growth from starting price)

First, determine the Reinvestment Factor using the formula above (reproduced below).

F=G+(G* HIJ )

where:

“F” represents the new Share Count following adjustment to account for the applicable dividend.

“G” represents the Current Share Count.

“H” represents the aggregate dollar value of the declared dividend.

“I” represents the aggregate number of shares of common stock outstanding participating in the dividend, including equity-based awards that are entitled to dividends or dividend equivalents.

“J” represents the closing price of one share of common stock of the applicable entity on the dividend payment date.

Based on the assumed facts of this illustration, the immediately above formula with the assumed numbers plugged in looks as follows:

F=1+(1* 1101109 )

This simplifies as follows:

F=1+(1* 19 )

F=1+(0.111)

F=1.111

Assuming there is only one dividend during the Performance Period for this entity, the 1.111 is the Reinvestment Factor which equals B in the below.

To find the TSR for this entity we use the following formula.

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TSR= (A*B)C-1

where:

“A” represents the Ending Price.

“B” represents the Reinvestment Factor.

“C” represents the Starting Price.

Based on the assumed facts of this illustration, the immediately above formula with the assumed numbers plugged in looks as follows:

TSR= (20*1.111)10-1

This simplifies as follows:

TSR= 2.222-1

TSR= 1.222

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